As filed with the Securities and Exchange Commission on March 25, 2022
Registration No. 333-263656

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OSISKO GOLD ROYALTIES LTD
(Exact name of registrant as specified in its charter)
Québec, Canada
(Province or other jurisdiction of incorporation or organization)
1040
(Primary Standard Industrial Classification Code Number, if applicable)
Not applicable
(I.R.S. Employer Identification No., if applicable)
1100 avenue des Canadiens-de-Montréal
Suite 300, Montreal, Québec
H3B 2S2
Tel: (514) 940-0670
(Address and telephone number of Registrant’s principal executive offices)
C T Corporation System
28 Liberty Street
New York, New York 10005
Tel: (212) 894-8940
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
André Le Bel Osisko Gold Royalties Ltd 1100 avenue des Canadiens-de-Montréal, Suite 300 Montreal, Québec Canada, H3B 2S2 Tel: (514) 940-0670	Christopher J. Cummings Adam M. Givertz Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100 Toronto, Ontario Canada, M5K 1J3 Tel: (416) 504-0520	Sander A.J.R. Grieve Linda E. Misetich Dann Bennett Jones LLP 3400 One First Canadian Place P.O. Box 130 Toronto, Ontario Canada, M5X 1A4 (416) 777-4826	Ryan J. Dzierniejko Michael J. Hong Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York, United States 10001-8602 (212) 735-3712	James R. Brown Jason Comerford Osler, Hoskin & Harcourt LLP 100 King Street West 1 First Canadian Place, Suite 6200, P.O. Box 50 Toronto, Ontario M5X 1B8 (416) 362-2111
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
Province of Québec, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box below):
A.
☒    upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.
☐    at some future date (check the appropriate box below):

1.
☐    pursuant to Rule 467(b) on (           ) at (           ) (designate a time not sooner than 7 calendar days after filing).

2.
☐    pursuant to Rule 467(b) on (           ) at (           ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (           ).

3.
☐    pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.
☐    after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

SHORT FORM PROSPECTUS
New Issue	March 25, 2022
OSISKO GOLD ROYALTIES LTD
US$250,170,000
18,600,000 Common Shares
This short form prospectus qualifies the distribution (the “Offering”) of 18,600,000 common shares (the “Offered Shares”) of Osisko Gold Royalties Ltd (“Osisko” or the “Corporation”) at a price of US$13.45 per Offered Share (the “Offering Price”). See “Description of the Securities Being Distributed”. The Offered Shares are being issued and sold pursuant to an underwriting agreement dated March 18, 2022 (the “Underwriting Agreement”) among the Corporation, Eight Capital and RBC Dominion Securities Inc. (together, the “Lead Underwriters”) together with BMO Nesbitt Burns Inc., National Bank Financial Inc., Canaccord Genuity Corp., CIBC World Markets Inc., Scotia Capital Inc., Credit Suisse Securities (Canada), Inc., iA Private Wealth Inc., TD Securities Inc., Desjardins Securities Inc., Cormark Securities Inc., Haywood Securities Inc., Paradigm Capital Inc., Raymond James Ltd., Stifel Nicolaus Canada Inc., and PI Financial Corp. (collectively, together with the Lead Underwriters, the “Underwriters”). The Offering Price was determined based on arm’s length negotiations between the Corporation and the Lead Underwriters, on behalf of the Underwriters, with reference to the prevailing market prices of the issued and outstanding common shares of the Corporation (the “Common Shares”). See “Plan of Distribution”.
The Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”) under the trading symbol “OR”. On March 24, 2022, the last trading day prior to the date of this short form prospectus, the closing price of the Common Shares on the TSX and the NYSE was $16.65 and US$13.30, respectively. The Corporation has applied to have the Offered Shares listed on the TSX and NYSE. Such listing is subject to the Corporation fulfilling all of the listing requirements of the TSX and NYSE.
This Offering is made by a Canadian issuer that is permitted, under the multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this short form prospectus in accordance with Canadian disclosure requirements. Purchasers of the Offered Shares should be aware that such requirements are different from those of the United States. Financial statements incorporated herein by reference have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”), and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.
Purchasers of the Offered Shares should be aware that the acquisition of the Offered Shares may have tax consequences both in the United States and in Canada. Such consequences for purchasers who are resident in, or citizens of, the United States or who are resident in Canada may not be described fully herein. Purchasers of the Offered Shares should read the tax discussion contained in this short form prospectus with respect to the Offered Shares and consult their own tax advisors. See “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations”.
The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of a province of Canada, that most of its officers and directors are not residents of the United States, that some or all of the underwriters or experts named herein are not residents of the United States, and that a substantial portion of the assets of the Corporation and said persons are located outside the United States. See “Enforceability of Civil Liabilities”.
NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED SHARES NOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
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Price: US$13.45 per Offered Share

	Price to the Public		Underwriters’ Fee(1)(2)		Net Proceeds to Osisko(2)(3)
Per Offered Share	US$	13.45	US$	0.538	US$	12.912
Total Offering	US$	250,170,000	US$	10,006,800	US$	240,163,200

Notes:
(1)
In consideration for the services rendered by the Underwriters in connection with the Offering, the Corporation has agreed to pay the Underwriters a cash commission equal to 4% (the “Underwriters’ Fee”) of the gross proceeds of the Offering (including, for greater certainty, on any exercise of the Over-Allotment Option (as defined herein)).

(2)
The Corporation has granted the Underwriters an over-allotment option (the “Over-Allotment Option”), exercisable in whole or in part in the sole discretion of the Underwriters at any time up to 30 days from and including the Closing Date, to purchase up to an additional 2,790,000 Offered Shares (the “Over-Allotment Shares”), at the Offering Price, to cover over-allocations, if any, and for market stabilization purposes. The grant of the Over-Allotment Option is qualified by this short form prospectus. A person who acquires securities forming part of the Underwriters’ over-allocation position acquires those securities under this short form prospectus regardless of whether the Underwriters’ over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. If the Over-Allotment Option is exercised in full for 2,790,000 Over-Allotment Shares, the total price to the public, Underwriters’ Fee and net proceeds to the Corporation (before payment of the expenses of the Offering) will be US$287,695,500, US$11,507,820 and US$276,187,680, respectively. See “Plan of Distribution” and the table below.

(3)
After deducting the Underwriters’ Fee, but before deducting other expenses of the Offering, estimated to be US$1,010,000, which will be paid by the Corporation out of the gross proceeds of the Offering. See “Plan of Distribution”.

The following table sets out the number of Over-Allotment Shares that may be issued by the Corporation pursuant to the Over-Allotment Option:
Underwriters’ Position	Maximum Number of Securities Available	Exercise Period	Price
Over-Allotment Option	2,790,000 Over-Allotment Shares	Up to 30 days after the closing date	US$13.45 per Over-Allotment Share
Unless the context otherwise requires, all references to the “Offering” and the “Offered Shares” in this short form prospectus shall include the Over-Allotment Option and the Over-Allotment Shares.
The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made commercially reasonable efforts to sell all of the Offered Shares qualified by this short form prospectus at the Offering Price, the Offering Price may be decreased, and further changed from time to time, to an amount not greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by the purchasers of Offered Shares is less than the gross proceeds to be paid by the Underwriters to the Corporation. However, in no event will the Corporation receive less than net proceeds of US$12.912 per Offered Share (before expenses of the Offering). Subject to applicable laws and in connection with the Offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.
An investment in the Offered Shares is highly speculative and involves a high degree of risk and should only be made by persons who can afford the total loss of their investment. The risk factors included or incorporated by reference in this short form prospectus should be carefully reviewed and considered by purchasers in connection with an investment in the Offered Shares. See “Notice to Investors — Forward-Looking Information” and “Risk Factors” in this short form prospectus and in the AIF (as defined herein), which is available electronically on SEDAR (as defined herein) at www.sedar.com and on EDGAR (as defined herein) at www.sec.gov.
The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by the Corporation and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution” and subject to the approval of certain legal matters on behalf of the Corporation by Bennett Jones LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, and on behalf of the Underwriters by Osler Hoskin & Harcourt LLP and Skadden, Arps, Slate, Meagher & Flom LLP.
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Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is anticipated that the Offered Shares will be delivered under the book based system through CDS Clearing and Depository Services Inc. (“CDS”) or its nominee and deposited in registered or electronic form with CDS on the closing of the Offering, which is expected to be on March 31, 2022, or such other date as may be agreed upon by the Corporation and the Underwriters, but in any event not later than 42 days following the date of the receipt for the short form prospectus (the “Closing Date”). A purchaser of Offered Shares will receive only a customer confirmation from the registered dealer through which the Offered Shares are purchased.
Christopher C. Curfman, a director of the Corporation, resides outside of Canada. Mr. Curfman has appointed the following agent for service of process:
Name of Person	Name and Address of Agent
Christopher C. Curfman	Osisko Gold Royalties Ltd, 1100 avenue des Canadiens-de-Montréal, Suite 300, P.O. Box 211, Montréal, Québec, Canada, H3B 2S2
Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.
BMO Nesbitt Burns Inc., CIBC World Markets Inc., Desjardins Securities Inc., National Bank Financial Inc., RBC Dominion Securities Inc., Scotia Capital Inc. and TD Securities Inc. are wholly-owned subsidiaries or affiliates of Canadian chartered banks or financial institutions which have extended a credit facility to the Corporation. Accordingly, under certain circumstances, the Corporation may be considered to be a “connected issuer” of BMO Nesbitt Burns Inc., CIBC World Markets Inc., Desjardins Securities Inc., National Bank Financial Inc., RBC Dominion Securities Inc., Scotia Capital Inc. and TD Securities Inc. under applicable Canadian securities legislation. Because affiliates of certain of the underwriters may receive a portion of the net offering proceeds, this Offering is being conducted in compliance with FINRA Rule 5121. See “Plan of Distribution”.
The Corporation’s head and registered office is located at 1100 avenue des Canadiens-de-Montréal, Suite 300, Montréal, Québec, Canada, H3B 2S2.

NOTICE TO INVESTORS
About this Short Form Prospectus
Readers should rely only on the information contained in this short form prospectus (including the documents incorporated by reference) and should not rely on some parts of the short form prospectus to the exclusion of others. The Corporation and the Underwriters have not authorized any other person to provide investors with additional or different information. If anyone provides you with additional, different or inconsistent information, including information or statements in media articles about the Corporation, readers should not rely on it. The Corporation and the Underwriters are not offering the securities in any jurisdiction in which the Offering is not permitted. Investors should assume that the information contained in this short form prospectus is accurate only as of the date on the front of this short form prospectus and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this short form prospectus or of any sale of the securities pursuant thereto. The Corporation’s business, financial condition, results of operations and prospects may have changed since the date on the front cover of this short form prospectus.
Information contained in this short form prospectus should not be construed as legal, tax or financial advice and readers are urged to consult their own professional advisors in connection therewith.

Technical Information
Guy Desharnais, Ph.D., P.Geo, who is a “qualified person” for the purpose of National Instrument 43‑101 — Standards of Disclosure for Mineral Projects (“NI 43-101”), has reviewed and approved the scientific and technical information set out herein, and is named in the AIF (as defined herein) as having reviewed and approved certain scientific and technical information as set out under the heading “Material Mineral Projects — The Canadian Malartic Royalty” with respect to the 5% net smelter return royalty on the producing Canadian Malartic mine (the “Canadian Malartic Royalty”).
The disclosure in this prospectus or incorporated by reference in this prospectus relating to the Canadian Malartic mine is generally based on information publicly disclosed by the owner or operator of the Canadian Malartic mine, and information/data available in the public domain as at March 24, 2022, and none of this information has been independently verified by Osisko. Specifically, as a royalty, stream or other interest holder, Osisko has limited, if any, access to properties underlying its asset portfolio. Additionally, Osisko may from time to time receive operating information from the owners and operators of the properties, which it is not permitted to disclose to the public. Osisko is dependent on the operators of the properties and their qualified persons to provide information to Osisko or on publicly available information to prepare required disclosure pertaining to properties and operations on the properties on which Osisko holds royalty, stream or other interests and generally has limited or no ability to independently verify such information. Although Osisko does not have any knowledge that such information is not accurate, there can be no assurance that such third party information is complete or accurate. Some information publicly reported by operators may relate to a larger property than the area covered by Osisko’s royalty, stream or other interests. Osisko’s royalty, stream or other interests generally cover less than 100%, and sometimes only a small portion of, the publicly reported mineral reserves, mineral resources and production of the property.
Forward-Looking Information
This short form prospectus contains certain statements which contain “forward-looking information” and “forward-looking statements” within the meaning of applicable securities legislation (each a “forward-looking statement”). No assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this short form prospectus should not be unduly relied upon. Forward-looking information is by its nature prospective and requires the Corporation to make certain assumptions and is subject to inherent risks and uncertainties. All statements other than statements of historical fact are forward-looking statements. The use of any of the words “anticipate”, “plan”, “contemplate”, “continue”, “estimate”, “expect”, “intend”, “propose”, “might”, “may”, “will”, “shall”, “project”, “should”, “could”, “would”, “believe”, “predict”, “forecast”, “pursue”, “potential”, “capable”, “budget”, “pro forma” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, among others, statements pertaining to:
•
the Corporation’s future operating and financial results;

•
schedules and timing of certain projects with respect to which the Corporation receives (or is entitled to receive) royalty, stream or other revenues and the Corporation’s strategy for growth, including the acquisition of future royalties, streams or other interests;

•
projected royalty, stream or other revenues and the life of mines with respect to which the Corporation receives (or is entitled to receive) royalty, stream or other revenues;

•
production, capital and operating cash flow estimates for royalties, streams or other interests;

•
anticipated cash needs and needs for additional financing;

•
the Corporation’s competitive position and its expectations regarding competition;

•
treatment under governmental and other regulatory regimes and tax, environmental and other laws; and

•
completion of the Offering.

The forward-looking statements within this document are based on information currently available and what management believes are reasonable assumptions. Forward-looking statements speak only as of the date of this short form prospectus. In addition, this short form prospectus may contain forward-looking statements attributed to third party industry sources, the accuracy of which has not been verified by the Corporation.
Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from a conclusion, forecast or projection contained in the forward-looking statements in this short form prospectus, including, but not limited to, the following material factors:
•
the speculative nature of mining operations;

•
the Corporation having no control over mining operations and having limited access to data regarding the operation of mines in which it only holds a royalty, stream or other interest, making the Corporation dependent on the owners and operators of certain properties;

•
a failure of operators of properties in which the Corporation holds royalties, streams or other interests to abide by their contractual obligations with respect to royalty, stream or other payments;

•
in respect of mines in which the Corporation only holds royalties, streams or other interests, the Corporation having no contractual rights relating to the operation or development of such mines and, therefore, not having control over the operators or their decisions and activities relating to properties in which the Corporation holds royalties, streams or other interests, and more particularly, the Corporation not being entitled to any material compensation, control or input in decision-making if these mining operations do not commence production within the time frames that are anticipated or meet their forecasted production targets in any specified period or if the operators, or any other person or entity having such authority, decide to shut down the mine or discontinue operations on a temporary or permanent basis;

•
the ability of the Corporation to attract and retain qualified management to grow its business;

•
fluctuations in currencies;

•
whether or not Osisko is determined to have “passive foreign investment company” status (“PFIC”) as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended;

•
changes in gold and other metal or commodity prices on which the Corporation’s royalty, stream or other interests are paid or prices associated with the primary metals mined at properties in which the Corporation holds royalties, streams or other interests;

•
the availability of royalties, streams and other interests for acquisition or other acquisition opportunities and the availability of debt or equity financing necessary to complete such acquisitions;

•
the performance of the companies in the investment portfolio of the Corporation;

•
potential failure to complete future acquisitions;

•
economic and market conditions;

•
future financial needs and availability of adequate financing;

•
application of or changes to laws governing the Corporation or the operators of properties where the Corporation holds royalties, streams or other interests;

•
the Corporation’s ability to make accurate assumptions regarding the valuation, timing and amount of payments in respect of its royalties, streams or other interests;

•
the production at or performance of properties where the Corporation holds royalties, streams or other interests;

•
changes in estimates of mineral reserves and mineral resources of properties where the Corporation holds royalties, streams or other interests;

•
the acquisition and maintenance of permits and authorizations, completion of construction and commencement and continuation of production at the properties where the Corporation holds royalties, streams or other interests;

•
ramp-up risks relating to operations at the properties where the Corporation holds royalties, streams or other interests;

•
risks relating to environmental or social factors or incidents which may adversely impact operations at the properties where the Corporation holds royalties, streams or other interests;

•
mine operating and ore processing facility problems (including, but not limited to, labour disputes resulting in work stoppages and/or delays), pit wall or tailings dam failures, natural catastrophes such as floods or earthquakes and access to raw materials, water and power on the properties in which the Corporation holds royalties, streams or other interests;

•
royalty interests are subject to title and other defects and disputes by operators of mining projects and holders of mining rights, and these risks may be difficult to identify;

•
publication of inaccurate or unfavourable research by securities analysts or other third parties;

•
the ongoing COVID-19 pandemic, including the resulting global economic uncertainty and measures taken in response to the pandemic; and

•
uncertainty or adverse changes relating to foreign policy matters, turmoil and conflict in certain geopolitical regions, military conflicts and other world events which have the potential to adversely affect the performance of and outlook for the Canadian and global economies.

Such factors are discussed in more detail under the heading “Risk Factors” in this short form prospectus and in the AIF (as defined herein). New factors emerge from time to time, and it is not possible for management to predict all of those factors or to assess in advance the impact of each such factor on the Corporation’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.
The forward-looking statements contained in this short form prospectus are expressly qualified by the foregoing cautionary statements and are made as of the date of this short form prospectus. Except as may be required by applicable securities laws, the Corporation does not undertake any obligation to publicly update or revise any forward-looking statement to reflect events or circumstances after the date of this short form prospectus or to reflect the occurrence of unanticipated events, whether as a result of new information, future events or results, or otherwise. Readers should read this entire short form prospectus and consult their own professional advisors to ascertain and assess the income tax and legal risks and other aspects of their investment in the Offered Shares.
CAUTIONARY NOTE TO U.S. INVESTORS REGARDING PREPARATION OF FINANCIAL INFORMATION
As a Canadian company, Osisko prepares its financial statements in accordance with IFRS. Consequently, all of the financial statements and financial information of Osisko included or incorporated herein is prepared in accordance with IFRS, which is materially different than financial statements and financial information prepared in accordance with U.S. generally accepted accounting principles.
CAUTIONARY NOTE TO U.S. INVESTORS REGARDING THE USE OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES
Osisko is subject to the reporting requirements of the applicable Canadian securities laws, and as a result reports information regarding mineral properties, mineralization and estimates of mineral reserves and mineral resources in accordance with Canadian reporting requirements, which are governed by NI 43-101. As such, the information included or incorporated herein concerning mineral properties, mineralization and estimates of mineral reserves and mineral resources is not comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC.

NON-IFRS FINANCIAL PERFORMANCE MEASURES
Osisko has included certain performance measures that do not have any standardized meaning prescribed by IFRS including “cash margin (in dollars and in percentage)”, “adjusted earnings (loss)” and “adjusted earnings (loss) per basic share” to supplement its consolidated financial statements, which are incorporated by reference herein and presented in accordance with IFRS.
The presentation of these non-IFRS measures is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under IFRS. As Osisko’s operations are primarily focused on precious metals, the Corporation presents cash margins and adjusted earnings (loss) as it believes that certain investors use this information, together with measures determined in accordance with IFRS, to evaluate the Corporation’s performance in comparison to other companies in the precious metals mining industry who present results on a similar basis. However, other companies may calculate these non-IFRS measures differently. For further information regarding the non-IFRS financial measures used by Osisko, see “Non-IFRS Financial Performance Measures” in the Annual MD&A (as defined herein). The Annual MD&A is incorporated by reference herein. The Annual MD&A is available on SEDAR at www.sedar.com and at EDGAR at www.sec.gov.
ENFORCEABILITY OF CIVIL LIABILITIES
The Corporation is incorporated under and governed by the Business Corporations Act (Québec). Most of the Corporation’s directors and officers, and some or all of the underwriters or experts named in this short form prospectus, are residents of Canada or otherwise reside outside of the United States, and a substantial portion of their assets, and a substantial portion of the Corporation’s assets, are located outside the United States. The Corporation has appointed an agent for service of process in the United States, but it may be difficult for holders of Offered Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Offered Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Corporation’s civil liability and the civil liability of the Corporation’s directors and officers and experts under the United States federal securities laws. The Corporation has been advised by its Canadian counsel, Bennett Jones LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Corporation has also been advised by Bennett Jones LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.
The Corporation filed with the SEC, concurrently with the Corporation’s registration statement on Form F-10 of which this short form prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed C T Corporation System as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the Offering.
CURRENCY PRESENTATION AND FINANCIAL INFORMATION
Unless otherwise indicated, all references to monetary amounts in this short form prospectus are denominated in Canadian dollars. The financial statements of the Corporation incorporated herein by reference are reported in Canadian dollars and are prepared in accordance with IFRS. Unless otherwise indicated, all references to “$”,”C$” and “dollars” in this short form prospectus refer to Canadian dollars. References to “US$” in this short form prospectus refer to United States dollars.

The following table sets forth, for each period indicated, the low and high exchange rates for United States dollars expressed in Canadian dollars, the exchange rate at the end of such period and the average of such exchange rates for each day during such period, based on the rate of exchange as reported by the Bank of Canada for the conversion of one United States dollar into Canadian dollars:
	Year Ended December 31,
	2021	2020	2019
	($)	($)	($)
Low	1.2040	1.2718	1.2988
High	1.2942	1.4496	1.3600
Period End	1.2678	1.2732	1.2988
Average	1.2535	1.3415	1.3269
On March 24, 2022, the rate of exchange for one United States dollar, expressed in Canadian dollars, based on the Bank of Canada, was US$1.00=C$1.2545 (or C$1.00=US$0.7971).
DOCUMENTS INCORPORATED BY REFERENCE
The following documents filed by the Corporation with securities commissions or similar authorities in Canada are specifically incorporated into this short form prospectus:
(a)
the annual information form of the Corporation for the financial year ended December 31, 2021, dated March 17, 2022 (other than the section titled “2022 Guidance and 5-Year Outlook”) (the “AIF”);

(b)
the audited consolidated financial statements of the Corporation as at and for the years ended December 31, 2021 and December 31, 2020, together with the notes thereto (the “Annual Financial Statements”) and the auditors’ report thereon, dated February 24, 2022, except that the footnote to the auditors' report included in such audited consolidated financial statements, and any future audited financial statements that are incorporated by reference herein, including in each case any amendment thereto, is hereby expressly excluded from incorporation by reference into the registration statement on Form F-10 of which this short form prospectus forms a part;

(c)
the management’s discussion and analysis of the Corporation relating to the Annual Financial Statements, dated February 24, 2022 (other than the section titled “2022 Guidance and 5-Year Outlook”) (the “Annual MD&A”);

(d)
the management information circular of the Corporation dated March 29, 2021 and filed on SEDAR on April 8, 2021, distributed in connection with the annual meeting of shareholders of the Corporation held on May 12, 2021;

(e)
the “template version” (as such term is defined in National Instrument 41-101 General Prospectus Requirements of the term sheet for the Offering dated March 17, 2022, available electronically on SEDAR at www.SEDAR.com (the “Marketing Materials”); and

(f)
the material change report dated March 22, 2022 in respect of the announcement of the Offering.

Any documents of the type required by National Instrument 44-101 — Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, including those types of documents referred to above and press releases issued by the Corporation specifically referencing incorporation by reference into this short form prospectus, if filed by the Corporation with the provincial securities commissions or similar authorities in Canada after the date of this short form prospectus and before the termination of the distribution of the securities being qualified hereunder, are deemed to be incorporated by reference in this short form prospectus. In addition, any similar documents filed or furnished by the Corporation with the SEC in its periodic reports on Form 6-K or annual reports on Form 40-F and any other documents filed with or furnished to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case after the date of this short form prospectus and before the termination of the distribution of the securities being qualified by this prospectus, shall be deemed to be incorporated by reference into this short form prospectus and the registration statement of which this short form prospectus forms a part if and to the extent expressly provided in such reports. To the extent that any document or information incorporated by reference into this short form prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement of which this short form prospectus forms a part.
Documents referenced in any of the documents incorporated by reference in this short form prospectus but not expressly incorporated by reference therein or herein and not otherwise required to be incorporated by reference therein or in this short form prospectus are not incorporated by reference in this short form prospectus.
Any statement contained in this short form prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this short form prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this short form prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made.
MARKETING MATERIALS
The Marketing Materials do not form part of this short form prospectus to the extent that the contents of the Marketing Materials have been modified or superseded by a statement contained in the final short form prospectus.
Any “template version” of any “marketing materials” (each as defined in National Instrument 41-101 — General Prospectus Requirements) filed after the date of this short form prospectus and before the termination of the distribution under the Offering (including any amendments to, or an amended version of, the Marketing Materials) are deemed to be incorporated by reference into the final short form prospectus.
WHERE YOU CAN FIND MORE INFORMATION
The Corporation has filed with the SEC, under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), a registration statement on Form F-10 relating to the Offered Shares. This short form prospectus does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included in this short form prospectus or the documents incorporated by reference herein about the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, prospective investors should refer to the exhibits for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference.
The Corporation will provide to each person to whom this short form prospectus is delivered, without charge, upon request to the Corporate Secretary of the Corporation at 1100 avenue des Canadiens-de-Montréal, Suite 300, P.O. Box 211, Montréal, Québec, Canada, H3B 2S2, Telephone: (514) 940-0670, copies of the documents incorporated by reference in this short form prospectus. The Corporation does not incorporate by reference in this short form prospectus any of the information on, or accessible through, its website.
The Corporation files certain reports with, and furnishes other information to, each of the SEC and certain securities commissions or similar regulatory authorities of Canada. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of the securities regulatory authorities in the applicable provinces of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation’s officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. The Corporation’s reports and other information filed or furnished with or to the SEC are available from the SEC’s Electronic Document Gathering and Retrieval System (“EDGAR”) at www.sec.gov, as well as from commercial document retrieval services. The Corporation’s Canadian filings are available on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com. Unless specifically incorporated by reference herein, documents filed or furnished by the Corporation on SEDAR or EDGAR are neither incorporated in nor form part of this short form prospectus.
THE CORPORATION
The Corporation was incorporated on April 29, 2014 under the name “Osisko Gold Royalties Ltd” pursuant to the Business Corporations Act (Québec), as a wholly-owned subsidiary of Osisko Mining Corporation, prior to its name change to “Canadian Malartic Corporation” (“CMC”). Following the completion on June 16, 2014 of a plan of arrangement pursuant to the Canada Business Corporations Act involving, among others, CMC, Agnico Eagle Mines Limited and Yamana Gold Inc., the Corporation became a reporting issuer in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario and Québec, and the Common Shares were listed on the TSX under the symbol “OR”. On July 6, 2016, the Common Shares began trading on the NYSE under the symbol “OR”. Convertible debentures of the Corporation are listed on the TSX under the symbol “OR:DB” (4% interest; convertible at 43.6872 Common Shares per $1,000 principal amount of Debenture; expiry date: December 31, 2022).
As of the date of this short form prospectus, the Corporation is a reporting issuer in each of the provinces of Canada and in the United States.
The Corporation’s head and registered office is located at 1100 avenue des Canadiens-de-Montréal, Suite 300, Montréal, Québec, Canada, H3B 2S2.
SUMMARY DESCRIPTION OF THE BUSINESS
Osisko is engaged in the business of acquiring and managing precious metals and other high-quality royalties, streams and other interests in Canada and worldwide and is focused on maximizing returns for its shareholders by growing its asset base, both organically and through accretive acquisitions. Osisko owns a portfolio of royalties, streams, offtakes, options on royalty/stream financings and exclusive rights to participate in future royalty/stream financings on various projects. The Corporation’s cornerstone asset is a 5% net smelter return (“NSR”) royalty on the Canadian Malartic mine, located in Canada.
The Corporation was formed on April 29, 2014 in conjunction with the acquisition of CMC, which held the Canadian Malartic mine and other assets in development, by a partnership formed by Agnico Eagle Mines Limited and Yamana Gold Inc. Between 2014 and 2020, the Corporation completed the acquisition of Virginia Mines Inc. in February 2015, and acquired a portfolio of 74 assets from Orion Mine Finance (and related funds) in July 2017 to increase its total number of assets at that time to 135 royalties, streams and precious metal offtakes. In November 2020, Osisko completed the spin out transaction of its mining assets and certain equity investments to Osisko Development Corp. (“Osisko Development”), which is now engaged in the exploration, evaluation and development of mining projects. The common shares of Osisko Development began trading on the TSX Venture Exchange on December 2, 2020, and its main asset is the Cariboo Gold Project located in British Columbia, Canada. Osisko expects the advancement of the assets held by Osisko Development to be funded through the public markets such that Osisko’s ownership in Osisko Development will be diluted as Osisko Development’s assets are advanced.
Osisko’s main focus is on high quality, long-life precious metals assets located in favourable jurisdictions and operated by established mining companies, as Osisko believes these assets provide the best risk/return profile. The Corporation also evaluates and invests in opportunities in other commodities and jurisdictions. Given that a core aspect of the Corporation’s business is the ability to compete for investment opportunities, Osisko plans to maintain a strong balance sheet and ability to deploy capital.

As at December 31, 2021, Osisko owned a portfolio of 149 royalties, 10 streams and 3 offtakes, as well as 6 royalty options. Currently, the Corporation has 19 producing assets.
MATERIAL MINERAL PROJECTS
Osisko considers the Canadian Malartic Royalty to currently be its only material mineral project for the purposes of NI 43-101.
RECENT DEVELOPMENTS
2022 Developments
On March 17, 2022 the Corporation announced that its wholly-owned subsidiary, Osisko Bermuda Limited (“OBL”), had entered into a binding agreement with Metals Acquisition Corp. (“MAC”) with respect to a US$90 million silver stream (the “Silver Stream”) to facilitate MAC’s acquisition of the producing CSA mine in New South Wales, Australia (“CSA” or the “Mine”) and concurrently with the above announcement, MAC announced the entering into of an agreement to acquire 100% of the shares of the owner of CSA from a subsidiary of Glencore plc. Osisko has also provided MAC with an option to draw up to an additional US$100 million in upfront proceeds through the sale of a copper stream, subject to the parties finalizing definitive terms and conditions. Transaction details with respect to the Silver Stream include that (a) OBL will purchase 100% of payable silver produced from CSA for the life of the Mine, (b) OBL will make ongoing payments for refined silver delivered equal to 4% of the spot silver price at the time of delivery, (c) OBL with be provided with corporate guarantees and other security by MAC over their assets for its obligations under the Silver Stream, (d) OBL has agreed to subscribe for US$15 million in equity of MAC as part of its concurrent equity financing and (e) MAC has granted OBL a right of first refusal in respect of the sale, transfer or buy-back of any royalty, stream or similar interest in the products mined or otherwise extracted from any property owned or acquired by MAC or an affiliate between the closing date and the 3rd anniversary of the closing date. Closing of the Silver Stream and equity subscription is expected in the second half of 2022, and is subject to certain conditions precedent, including, among others, closing of the transaction between MAC and Glencore.
On January 25, 2022, Osisko announced that OBL had signed a non-binding term sheet with Osisko Utah LLC, a wholly-owned subsidiary of Osisko Development, with respect to a US$20 to US$40 million metals stream to facilitate Osisko Development’s acquisition of the high-grade Trixie Mine, as well as mineral claims covering more than 17,000 acres in Central Utah’s historic Tintic Mining District. OBL will make an upfront cash payment to Osisko Development totaling at least US$20 million and up to US$40 million. Osisko Development may elect to draw the deposit in full or in part upon closing of the transaction, with the proceeds to be used to fund the upfront consideration for the transaction. If Osisko Development elects to draw the full deposit amount, OBL will purchase 5.0% of all metals produced from the project until 53,400 ounces of refined gold have been delivered, thereafter, OBL will purchase 4.0% of all metals produced from the project for the remaining life of mine. The stream will be a senior secured, first ranking obligation of Osisko Development, inclusive of guarantees.
2021 Developments
On September 7, 2021, Osisko announced that during the period January 1, 2021 to August 31, 2021, Osisko repurchased 1,267,666 Common Shares pursuant to its normal course issuer bid program, at a cost of $18.5 million. In the month of August alone, Osisko repurchased 920,266 Common Shares at a cost of $14.1 million. Under the terms of its normal course issuer bid program, Osisko may acquire, from time to time, up to 14,610,718 of its Common Shares in accordance with the normal course issuer bid procedures of the TSX until December 11, 2021. In the aggregate, during the year ended December 31, 2021, Osisko purchased for cancellation a total of 2,103,366 Common Shares at a cost of $30.8 million (average acquisition price per share of $14.64) under its 2021 normal course issuer bid program.
On August 9, 2021, Osisko announced a third quarter 2021 dividend of $0.055 per common share, a 10% increase over the second quarter 2021, for an annualized dividend of $0.22 per share. As a result of Osisko’s strong first half 2021 results, the decision was made to prioritize returns to shareholders by increasing the quarterly dividend by 10%.

CONSOLIDATED CAPITALIZATION
Other than as described in this short form prospectus, there have been no material changes in the Corporation's share and loan capital, on a consolidated basis, since the date of the Corporation's Annual Financial Statements. The following table sets out the capitalization of Osisko as at December 31, 2021, the date of Osisko’s most recently filed annual audited consolidated financial statements, and as at December 31, 2021 after giving effect to the Offering, and as at December 31, 2021 after giving effect to the Offering and Over-Allotment Option, in both cases as though the Offering had occurred on December 31, 2021. The table should be read in conjunction with the Annual Financial Statements and Annual MD&A which are incorporated by reference in this short form prospectus as well as the other disclosure contained in this short form prospectus, including the risk factors described under the heading “Risk Factors” in this short form prospectus and in the AIF. All U.S. dollar amounts have been translated into Canadian dollars based on the daily average exchange rate as reported by the Bank of Canada on December 31, 2021 (U.S. $1.00 = $1.2678).
	As at December 31, 2021 (expressed in thousands of Canadian dollars)	As at December 31, 2021 after giving effect to the Offering(3) (expressed in thousands of Canadian dollars)	As at December 31, 2021 after giving effect to the Offering and the Over-Allotment Option(4) (expressed in thousands of Canadian dollars)
Long-term debt	$410,435	$410,435	$410,435
Share capital(1)(2)	$1,783,689	$2,086,888	$2,132,560
Warrants	$18,072	$18,072	$18,072
Contributed surplus	$42,525	$42,525	$42,525
Equity component of convertible debentures	$14,510	$14,510	$14,510
Accumulated other comprehensive income	$58,851	$58,851	$58,851
Retained earnings (deficit)	$(283,042)	$(283,042)	$(283,042)
Equity attributable to Osisko’s shareholders	$1,634,605	$1,937,804	$1,983,476
Non-controlling interests	$145,456	$145,456	$145,456
Total Equity	$1,780,061	$2,083,260	$2,128,932

Notes:
(1)
166,493,597 Common Shares issued and outstanding as of December 31, 2021, 185,093,597 Common Shares issued and outstanding as of December 31, 2021 after giving effect to the Offering (excluding the Over-Allotment Shares issuable pursuant to the Over-Allotment Option) and 187,883,597 Common Shares issued and outstanding as of December 31, 2021 after giving effect to the Offering (including the exercise in full of Over-Allotment Shares issuable pursuant to the Over-Allotment Option).

(2)
After deducting the Underwriters’ Fee of US$10,006,800 (US$11,507,820 if the Over-Allotment Option is exercised in full) and expenses of the Offering, estimated to be US$1,010,000 (similar if the Over-Allotment Option is exercised in full).

(3)
Assumes the Over-Allotment Option is not exercised, in whole or in part, by the Underwriters.

(4)
Assumes the Over-Allotment Option is exercised in full for Over-Allotment Shares.

USE OF PROCEEDS
Proceeds
The gross proceeds paid to the Corporation from the Offering will be US$250,170,000 (US$287,695,500 if the Over-Allotment Option is exercised in full). The estimated net proceeds the Corporation expects to receive from the Offering after deducting the Underwriters’ Fee and the estimated expenses of the Offering are US$239,153,200 (US$275,177,680 if the Over-Allotment Option is exercised in full).

The net proceeds from the Offering will be used for general corporate purposes, including funding resource royalty and stream acquisitions, the potential repayment, from time to time, of amounts drawn under the Revolving Credit Facility (as defined below) and other corporate development opportunities.
Principal Purposes
Until such time as they are used to fund additional resource royalty and stream acquisitions, equity investments, repayment of amounts drawn under the Revolving Credit Facility (as defined herein) or for general corporate purposes, the Corporation currently intends to invest the funds from the Offering in certain short-term investments or in the Corporation’s existing bank savings accounts to ensure the safety and preservation of capital and maintain adequate liquidity for the Corporation’s cash flow requirements.
The timing for the Corporation to use the proceeds to meet its objectives is uncertain. There are a number of factors that the Corporation will consider before investing proceeds to acquire resource royalties, streams, or other investments that remain out of the control of the Corporation, including commodity prices and the willingness of an appropriate counterparty to sell a resource royalty or enter into a metal stream, among others. See “Risk Factors”.
The Corporation is actively pursuing future growth opportunities. At any given time, discussions and activities can be in process on a number of initiatives or transactions in respect of the objectives described above, each at different stages of development. Except as otherwise disclosed in this short form prospectus, the Corporation currently does not have any binding agreements to enter into any such transaction and there is no assurance that any potential transaction will be successfully completed. Although the Corporation currently intends to spend the funds available as stated in this short form prospectus, depending on whether any such future growth opportunities are successfully completed, and depending on a number of other factors, including future commodity prices, results of operations at the mines in respect of which the Corporation will acquire a royalty interest, metal stream or other interest and other circumstances that may arise (the material risks of which are identified under the heading “Risk Factors”), a reallocation of the proceeds of the Offering may be deemed prudent or necessary.
Business Objectives and Milestones
The Corporation has a solid foundation of assets to create wealth for shareholders through its portfolio of royalties and streams, including the Canadian Malartic NSR from Canada’s largest gold mines. The Corporation also intends to pursue the acquisition of additional investments in the resource sector through the purchase of royalties, streams, and other interests.
The Corporation intends to spend the funds available to it as stated above. However, there may be circumstances where, for sound business reasons, a reallocation of the net proceeds may be necessary. The actual amount that the Corporation spends in connection with each of the intended uses of proceeds will depend on a number of factors, including those referred to under “Risk Factors” in this short form prospectus and in the AIF.
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Pursuant to the Underwriting Agreement dated March 18, 2022 among the Corporation and the Underwriters, the Corporation has agreed to sell and the Underwriters have agreed severally, and not jointly or jointly and severally, to purchase on the Closing Date, an aggregate of 18,600,000 Offered Shares at the Offering Price for gross proceeds of US$250,170,000 payable in cash to the Corporation against delivery of the Offered Shares, subject to the terms and conditions of the Underwriting Agreement. The obligations of the Underwriters under the Underwriting Agreement may be terminated at their discretion on the basis of “disaster out”, “regulatory out”, “material change out” and “breach out” provisions in the Underwriting Agreement and may also be terminated upon the occurrence of certain other stated events. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares if any of the Offered Shares are purchased under the Underwriting Agreement.
The Offering Price was determined by arm’s length negotiation between the Corporation and the Lead Underwriters, on behalf of the Underwriters, with reference to the prevailing market price of the Common Shares.

The Corporation has also granted the Underwriters the Over-Allotment Option, exercisable in whole or in part in the sole discretion of the Underwriters for a period of 30 days from and including the Closing Date, to purchase up to 2,790,000 Over-Allotment Shares to cover over-allotments, if any, and for market stabilization purposes. The Over-Allotment Option may be exercisable by the Underwriters to acquire Over-Allotment Shares at the Offering Price. If the Over-Allotment Option is exercised in full the total price to the public will be US$287,695,500, the total Underwriters’ Fee will be US$11,507,820, and the net proceeds to the Corporation, before payment of the expenses of the Offering, will be US$276,187,680. This short form prospectus also qualifies the grant of the Over-Allotment Option and the distribution of the Over-Allotment Shares to be issued upon exercise of the Over-Allotment Option. A purchaser who acquires securities forming part of the Underwriters’ over-allocation position acquires those securities under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.
In consideration for the services provided by the Underwriters in connection with the Offering and pursuant to the terms of the Underwriting Agreement, the Corporation has agreed to pay the Underwriters the Underwriters’ Fee, equal to 4% of the aggregate gross proceeds of the Offering (including in respect of any exercise of the Over-Allotment Option). Pursuant to the terms of the Underwriting Agreement, the Corporation has agreed to indemnify the Underwriters, their affiliates and their respective partners, directors, officers and employees against certain liabilities and expenses and to contribute to payments that the Underwriters may be required to make in respect thereof.
The Underwriters propose to offer the Offered Shares to the public initially at the Offering Price. Without affecting the firm obligation of the Underwriters to purchase the Offered Shares in accordance with the Underwriting Agreement, the Underwriters may decrease the Offering Price of the Offered Shares which they sell under this short form prospectus after they have made a reasonable effort to sell all such Offered Shares at the Offering Price. The sale by the Underwriters of Offered Shares at a price of less than the Offering Price will have the effect of reducing the compensation realized by the Underwriters by the amount that the aggregate price paid by the purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters for the Offered Shares.
The Offered Shares will be offered concurrently in the United States and in all the provinces of Canada pursuant to the multi-jurisdictional disclosure system adopted by the SEC and the securities regulatory authorities in Canada. The Offered Shares will be offered in the United States and Canada through the Underwriters either directly or through their respective U.S. or Canadian broker-dealer affiliates who are registered to offer the Offered Shares for sale in the United States and such provinces of Canada, as applicable, and such other registered dealers as may be designated by the Underwriters. No Offered Shares will be offered or sold in any jurisdiction except by or through brokers or dealers duly registered under the applicable securities laws of that jurisdiction, or in circumstances where an exemption from such registered dealer requirements is available.
Pursuant to the Underwriting Agreement, the Corporation has agreed not to issue or sell or agree to issue or sell, any Common Shares or any securities convertible into or exchangeable for or exercisable to acquire Common Shares for a period of 60 days from the Closing Date without the prior written consent of the Lead Underwriters, on behalf of the Underwriters, such consent not to be unreasonably withheld or delayed, except in conjunction with (i) the Offering, (ii) securities issued to a vendor or in connection with a corporate transaction, including in connection with the acquisition of royalties, offtakes, and/or streaming arrangements, (iii) rights or obligations under currently outstanding securities or instruments, including the exercise of currently outstanding options, restricted share units or deferred share units, (iv) the grant of options, restricted share units and deferred share units pursuant to the Corporation’s existing incentive plans, (v) outstanding convertible securities, including warrants and convertible debentures, (vi) the Corporation's dividend reinvestment plan; and (vi) the Corporation’s employee stock purchase plan.
Pursuant to the rules and policy statements of certain Canadian securities regulators, the Underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase Common Shares for their own account or for accounts over which they exercise control or direction. The foregoing restriction is subject to certain exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in or raising the price of the Common Shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian marketplaces administered by the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market-making activities and a bid or purchase made for or on behalf of a client where the client’s order was not solicited during the period of distribution. Subject to applicable laws and in connection with the Offering, the Underwriters may over-allot or effect transactions in connection with the Offering intended to stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.
The Underwriters may engage in market stabilization or market balancing activities on the TSX and NYSE where the bid for or purchase of the Common Shares is for the purpose of maintaining a fair and orderly market in the Common Shares, subject to price limitations applicable to such bids or purchases. Such transactions, if commenced, may be discontinued at any time. In particular, the Underwriters may over-allocate or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail on the open market, including: stabilizing transactions; short sales; purchases to cover positions created by short sales; imposition of penalty bids; and syndicate covering transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or slowing a decline in the market price of the Common Shares while the offering is in progress. These transactions may also include over-allocating or making short sales of the Common Shares. Short sales may be “covered short sales”, which are short positions in an amount not greater than the Over-Allotment Option, or may be “naked short sales”, which are short positions in excess of that amount. The Underwriters may close out any covered short position either by exercising the Over-Allotment Option, in whole or in part, or by purchasing Common Shares in the open market. In making this determination, the Underwriters will consider, among other things, the price of Common Shares available for purchase in the open market compared to the price at which they may purchase Offered Shares through the Over-Allotment Option. The Underwriters must close out any naked short position by purchasing Common Shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market that could adversely affect investors who purchase the Offered Shares. Any naked short position would form part of the Underwriters’ over-allocation position. A purchaser who acquires Offered Shares forming part of the Underwriters’ over-allocation position resulting from any short sales will, in each case, acquire such Offered Shares under this short form prospectus, regardless of the fact that the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.
Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is anticipated that the Offered Shares will be delivered under the book based system through CDS or its nominee and deposited in registered or electronic form with CDS on the Closing Date. A purchaser of Offered Shares will receive only a customer confirmation from the registered dealer through which the Offered Shares are purchased.
It is expected that delivery of the Offered Shares will be made against payment therefor on or about the Closing Date specified on the cover page of this short form prospectus, which will not be two business days following the date of the final short form prospectus (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Offered Shares prior to the Closing Date will be required, by virtue of the fact that the Offered Shares will not settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Offered Shares who wish to trade their Offered Shares prior to the Closing Date should consult their own advisors.

The Corporation may be considered to be a “connected issuer” of each of BMO Nesbitt Burns Inc., CIBC World Markets Inc., Desjardins Securities Inc., National Bank Financial Inc., RBC Dominion Securities Inc., Scotia Capital Inc. and TD Securities Inc. under applicable Canadian securities legislation. BMO Nesbitt Burns Inc., CIBC World Markets Inc., Desjardins Securities Inc., National Bank Financial Inc., RBC Dominion Securities Inc., Scotia Capital Inc. and TD Securities Inc. are wholly-owned subsidiaries or affiliates of Canadian chartered banks or financial institutions which have extended a credit facility (being the “Revolving Credit Facility”) to the Corporation. As of the date hereof, the Corporation has drawn $50 million and US$50 million under the Revolving Credit Facility. The Revolving Credit Facility is secured by all of the Corporation’s assets (including the Canadian Malartic Royalty) and the Corporation is, and has been since the establishment of such facility, in compliance with the terms of the Revolving Credit Facility. As of the date hereof, the Corporation has not been required to obtain a waiver in respect of any breach under such facility. The decisions of BMO Nesbitt Burns Inc., CIBC World Markets Inc., Desjardins Securities Inc., National Bank Financial Inc., RBC Dominion Securities Inc., Scotia Capital Inc. and TD Securities Inc. respectively, to participate in this Offering were made independently of its bank parent. Other than payment of its portion of the Underwriters’ Fee, none of the proceeds of the sale of the Offered Shares will be applied, directly or indirectly, for the benefit of BMO Nesbitt Burns Inc., CIBC World Markets Inc., Desjardins Securities Inc., National Bank Financial Inc., RBC Dominion Securities Inc., Scotia Capital Inc. or TD Securities Inc.
As described in “Use of Proceeds”, a portion of the net proceeds of the Offering may be used for the repayment of amounts drawn under the Revolving Credit Facility. As a result, affiliates of one or more of the Underwriters may receive 5% or more of the net proceeds from the Offering in the form of the repayment of such indebtedness. Accordingly, the Offering is being conducted in compliance with FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority (“FINRA”). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with the Offering, as the Offering is of a class of equity securities for which there is a “bona fide public market,” as defined by FINRA rules. Any underwriter with a conflict of interest under Rule 5121 will not confirm sales of the Offered Shares to any account over which it exercises discretionary authority without the prior written approval of the account holder.
The Common Shares are listed and posted for trading on the TSX and the NYSE under the trading symbol “OR”. On March 24, 2022, the last trading day prior to the date of this short form prospectus, the closing price of the Common Shares on the TSX and the NYSE was $16.65 and US$13.30, respectively. The Corporation has applied to have the Offered Shares listed on the TSX and NYSE. Such listing is subject to the Corporation fulfilling all of the listing requirements of the TSX and NYSE.
DESCRIPTION OF SECURITIES BEING DISTRIBUTED
Offered Shares
The Corporation is authorized to issue an unlimited number of common shares without nominal or par value, of which, as at March 24, 2022, there were 166,246,261 Common Shares issued and outstanding.
The rights, privileges, conditions and restrictions attaching to the Offered Shares, as a class, are equal in all respects and include the following rights:
Dividends
Subject to the rights and restrictions attaching to any series of preferred shares, the holders of the Offered Shares shall have the right to receive, if, as and when declared by the Board of Directors of the Corporation, any dividend on such dates and for such amounts as the Board of Directors of Osisko may from time to time determine.
Participation in case of Dissolution or Liquidation
Subject to the rights and restrictions attaching to any series of preferred shares, the holders of the Offered Shares shall have the right, upon the liquidation, dissolution or winding-up of the Corporation, to receive the remaining property of the Corporation.

Right to Vote
The holders of the Offered Shares shall have the right to one (1) vote per Offered Share held at any meeting of the shareholders of the Corporation, except meetings at which only holders of any series of preferred shares are entitled to vote.
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
The following is, as at the date of this short form prospectus, a summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable to an investor who acquires Offered Shares as beneficial owner pursuant to the Offering and who, for the purposes of the Tax Act and at all relevant times, deals at arm’s length with the Corporation and the Underwriters, is not affiliated with the Corporation or the Underwriters, and who acquires and holds the Offered Shares as capital property (a “Holder”). Generally, the Offered Shares will be considered to be capital property to a Holder thereof provided that the Holder does not use the Offered Shares in the course of carrying on a business of trading or dealing in securities and such Holder has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.
This summary does not apply to a Holder (i) that is a “financial institution” for the purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii), an interest in which would be a “tax shelter investment” as defined in the Tax Act; (iv) that has made a functional currency reporting election under section 261 of the Tax Act; (v) that has entered into or will enter into a “derivative forward agreement” or “synthetic disposition arrangement”, as those terms are defined in the Tax Act, with respect to the Offered Shares; or (vi) that receives dividends on the Offered Shares under or as part of a “dividend rental arrangement”, as defined in the Tax Act. Such Holders should consult their own tax advisors with respect to an investment in Offered Shares.
Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada, and is, or becomes, or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of Offered Shares, controlled by a non-resident person, or group of non-resident persons not dealing with each other at arm’s length, for purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors.
This summary is based upon the current provisions of the Tax Act and the regulations thereunder in force as of the date hereof and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all. This summary does not otherwise take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations, which considerations may differ significantly from the Canadian federal income tax considerations discussed in this summary.
This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to a Holder in respect of the transactions described herein. The income or other tax consequences will vary depending on the particular circumstances of the Holder, including the province or provinces in which the Holder resides or carries on business. Accordingly, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Holder. Moreover, no advance income tax ruling has been applied for or obtained from the CRA to confirm the tax consequences of any of the transactions described herein. Holders should consult their own legal and tax advisors for advice with respect to the tax consequences of an investment in the Offered Shares based on their particular circumstances.
Currency Conversion
Subject to certain exceptions that are not discussed herein, for the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Offered Shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must generally be converted into Canadian dollars based on the single daily exchange rate as quoted by the Bank of Canada on the date such amounts arise or such other rate of exchange as is acceptable to the CRA.
Holders Resident in Canada
The following portion of this summary is generally applicable to a Holder who at all relevant times, for purposes of the Tax Act, is or is deemed to be resident in Canada (a “Resident Holder”).
Certain Resident Holders whose Offered Shares might not constitute capital property may make, in certain circumstances, an irrevocable election permitted by subsection 39(4) of the Tax Act to deem the Offered Shares, and every other “Canadian security” as defined in the Tax Act, held by such persons in the taxation year of the election and each subsequent taxation year to be capital property. Resident Holders should consult their own tax advisors regarding this election.
Dividends
Dividends received or deemed to be received on the Offered Shares will be included in computing a Resident Holder’s income. In the case of an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable in respect of “taxable dividends” received from “taxable Canadian corporations” (each as defined in the Tax Act). An enhanced gross-up and dividend tax credit will be available to individuals in respect of “eligible dividends” designated by the Corporation to the Resident Holder in accordance with the provisions of the Tax Act. There may be limitations on the ability of the Corporation to designate dividends as eligible dividends.
Dividends received or deemed to be received on an Offered Share by a Resident Holder that is a corporation will be included in computing the corporation’s income and will generally be deductible in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received (or deemed to be received) by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors in this regard.
A Resident Holder that is a “private corporation” (as defined in the Tax Act) or a “subject corporation” (as defined in subsection 186(3) of the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) under Part IV of the Tax Act on dividends received or deemed to be received on the Offered Shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income. Resident Holders that are corporations should consult their own tax advisors regarding their particular circumstances.
Dispositions of Offered Shares
Upon a disposition (or a deemed disposition) of an Offered Share (other than a disposition to the Corporation that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market), a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of such share, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such share to the Resident Holder immediately before the disposition or deemed disposition. The adjusted cost base to a Resident Holder of an Offered Share will be determined by averaging the cost of that Offered Share with the adjusted cost base (determined immediately before the acquisition of the Offered Share) of all other Common Shares held as capital property at that time by the Resident Holder. For a description of the treatment of capital gains and capital losses, see “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Capital Gain / Loss” below.
Capital Gain / Loss
Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in the year by such Resident Holder. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against net taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act.
The amount of any capital loss realized on the disposition or deemed disposition of Offered Shares by a Resident Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such shares or shares substituted for such shares to the extent and in the circumstances specified by the Tax Act. Similar rules may apply where an Offered Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own tax advisors.
A Resident Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) will be subject to an additional tax (refundable in certain circumstances) in respect of its “aggregate investment income” (as defined in the Tax Act) for the year, which will include taxable capital gains. Resident Holders that are “Canadian-controlled private corporations” should consult their own tax advisors regarding their particular circumstances.
Minimum Tax
Capital gains realized and dividends received (or deemed to be received) by a Resident Holder that is an individual or a trust, other than certain specified trusts, may give rise to minimum tax under the Tax Act. Resident Holders that are individuals should consult their own tax advisors in this regard.
Holders Not Resident in Canada
The following portion of this summary is generally applicable to a Holder who at all relevant times, for purposes of the Tax Act, (i) is not, and is not deemed to be, resident in Canada; and (ii) does not use or hold and is not deemed to use or hold its Offered Shares in, or in the course of carrying on, a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere or that is an “authorized foreign bank” (as defined in the Tax Act). Such Non-Resident Holders should consult their own tax advisors.
Dividends
Dividends paid or credited or deemed under the Tax Act to be paid or credited by the Corporation to a Non-Resident Holder on the Offered Shares will generally be subject to Canadian withholding tax at the rate of 25% on the gross amount of the dividend, unless such rate is reduced by the terms of an applicable income tax treaty or convention. Under the Canada-United States Tax Convention (1980), as amended (the “Canada — US Tax Treaty”), the withholding rate on any such dividend beneficially owned by a Non-Resident Holder that is a resident of the United States for purposes of the Canada — US Tax Treaty and fully entitled to the benefits of such treaty is generally reduced to 15%, and to 5% if such Non-Resident Holder is a company that beneficially owns at least 10% of the voting stock of the Corporation.
Dispositions of Offered Shares
A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of an Offered Share unless the Offered Share constitutes (or is deemed to constitute) “taxable Canadian property” to the Non-Resident Holder thereof for purposes of the Tax Act at the time of disposition, and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty or convention.
Provided the Offered Shares are listed on a “designated stock exchange”, as defined in the Tax Act (which currently includes the TSX and NYSE), at the time of disposition, the Offered Shares generally will not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the

60 month period immediately preceding the disposition the following two conditions are met concurrently: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, partnerships in which the Non-Resident Holder or any such non-arm’s length person holds a membership interest (either directly or indirectly through one or more partnerships), or the Non-Resident Holder together with all such persons and partnerships, owned 25% or more of the issued shares of any class or series of shares of the Corporation; and (ii) more than 50% of the fair market value of the shares of the Corporation was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act) or options, interests or for civil law rights in such property, whether or not such property exists. Notwithstanding the foregoing, an Offered Share may be deemed to be “taxable Canadian property” in certain other circumstances. Non-Resident Holders should consult their own tax advisors as to whether their Offered Shares constitute “taxable Canadian property”.
If the Offered Shares are “taxable Canadian property” to a Non-Resident Holder and such Non-Resident Holder is not exempt from tax under the Tax Act in respect of the disposition of such Offered Shares pursuant to an applicable income tax treaty or convention, the tax consequences as described above under the headings “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Dispositions of Offered Shares” and “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Capital Gain / Loss” will generally apply. Such Non-Resident Holders should consult their own tax advisors.
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to a U.S. Holder (as defined below) of the ownership and disposition of the Offered Shares acquired pursuant to this short form prospectus. This discussion does not address all potentially relevant U.S. federal income tax considerations applicable to the ownership or disposition of the Offered Shares acquired pursuant to this short form prospectus, and unless otherwise specifically provided, it does not address any state, local or non-U.S. tax considerations, or any aspect of U.S. federal tax law other than income taxation (e.g., alternative minimum tax or estate or gift tax). Except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements.
As used herein, the term “U.S. Holder” means a beneficial owner of our Offered Shares that, for U.S. federal income tax purposes, is or is treated as: (1) a citizen or individual resident of the United States; (2) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (4) a trust (A) if a U.S. court is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has elected to be treated as a U.S. person under applicable U.S. Treasury Regulations.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal tax purposes) holds our Offered Shares, the tax treatment of a partner in the partnership or other entity or arrangement will generally depend upon the status of the partner and the activities of the partnership. Prospective investors who are partners in partnerships (or other entities or arrangements treated as partnerships for U.S. federal tax purposes) that are beneficial owners of our Offered Shares are urged to consult their tax advisors regarding the tax consequences of the ownership and disposition of the Offered Shares.
This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, U.S. judicial decisions and existing and proposed U.S. Treasury Regulations, all of which are subject to differing interpretations, and changes to any of which subsequent to the date of this short form prospectus may affect the tax consequences described herein, possibly on a retroactive basis. This summary is not binding on the U.S. Internal Revenue Service (the “IRS”) and no ruling has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the ownership of disposition of the Offered Shares, and the IRS is not precluded from taking a position that is different from, and contrary to, the discussion set forth in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.

This summary does not purport to address all U.S. federal income tax consequences that may be relevant to a U.S. Holder as a result of the ownership and disposition of the Offered Shares, nor does it take into account the specific circumstances of any particular holder, some of which may be subject to special tax rules, including, but not limited to, tax exempt organizations, partnerships and other pass through entities and their owners, banks or other financial institutions, insurance companies, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, persons that hold our Offered Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale or other similar arrangements, persons that acquired our Offered Shares in connection with the exercise of employee stock options or otherwise as compensation for services, dealers in securities or foreign currencies, traders in securities electing to mark to market, U.S. persons whose functional currency (as defined in the Code) is not the U.S. dollar, holders subject to the alternative minimum tax, U.S. expatriates, persons that hold our Offered Shares other than as a capital asset within the meaning of the Code, or persons that own directly, indirectly or by application of the constructive ownership rules of the Code 10% or more of our shares by voting power or by value.
This summary is of a general nature only and is not intended to be tax advice to any prospective investor, and no representation with respect to the tax consequences to any particular investor is made. Prospective investors are urged to consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. income and other tax considerations relevant to them, having regard to their particular circumstances.
Distributions
In the event we make a distribution with respect to our Offered Shares, subject to the PFIC rules below, a U.S. Holder will generally recognize, to the extent out of our current or accumulated earnings and profits (determined in accordance with U.S. federal income tax principles), dividend income on the date of receipt of the distribution on our Offered Shares. Because we do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect that a distribution will generally be treated as a dividend for U.S. federal income tax purposes.
The amount of any distributions paid in Canadian dollars will equal the U.S. dollar value of such distributions determined by reference to the exchange rate on the day they are received by the U.S. Holder (with the value of such distributions computed before any reduction for any Canadian withholding tax). A U.S. Holder will have a tax basis in Canadian dollars equal to their U.S. dollar value on the date of receipt. If the Canadian dollars received are converted into U.S. dollars on the date of receipt, the U.S. Holder should generally not be required to recognize foreign currency gain or loss in respect of the distribution. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder may recognize foreign currency gain or loss on a subsequent conversion or other disposition of the Canadian dollars. Such gain or loss generally will be treated as U.S. source ordinary income or loss.
Provided that we are not treated as a PFIC in the current or prior taxable year, as discussed below, we believe that we are a “qualified foreign corporation,” and therefore dividends paid by us to certain non-corporate U.S. Holders may be eligible for a preferential tax rate provided applicable holding period and no-hedging requirements are satisfied. Any amount of such distributions treated as dividends generally will not be eligible for the dividends received deduction available to certain U.S. corporate shareholders.
As discussed above under “Certain Canadian Federal Income Tax Consequences — Holders Not Resident in Canada”, distributions to a U.S. Holder with respect to our Offered Shares will be subject to Canadian non-resident withholding tax. Any Canadian withholding tax paid will not reduce the amount treated as received by the U.S. Holder for U.S. federal income tax purposes. However, subject to limitations imposed by U.S. law, a U.S. Holder may be eligible to receive a foreign tax credit for the Canadian withholding tax. Because the rules applicable to the foreign tax credit rules are complex, U.S. Holders are urged to consult their advisors concerning the application of these rules in light of their particular circumstances. U.S. Holders who do not elect to claim a foreign tax credit may be able to claim an ordinary income tax deduction for Canadian income tax withheld, but only for a taxable year in which the U.S. Holder elects to do so with respect to all non-U.S. income taxes paid or accrued in such taxable year.

Dispositions
Subject to the PFIC rules discussed below, upon a sale, exchange or other taxable disposition of an Offered Share, a U.S. Holder will generally recognize a capital gain or loss equal to the difference between the amount realized on such sale, exchange or other taxable disposition (or, if the amount realized is denominated in Canadian dollars, its U.S. dollar equivalent, determined by reference to the spot rate of exchange on the date of disposition) and the tax basis of such Offered Share. Such gain or loss will be a long-term capital gain or loss if the Offered Share has been held for more than one year and will be short-term gain or loss if the holding period is equal to or less than one year. Such gain or loss generally will be considered U.S. source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of certain non-corporate taxpayers are eligible for reduced rates of taxation. For both corporate and non-corporate taxpayers, limitations apply to the deductibility of capital losses. If a U.S. Holder receives any foreign currency on the sale of the Offered Shares, the U.S. Holder may recognize ordinary income or loss as a result of currency fluctuations between the date of the sale of the Offered Shares and the date the sale proceeds are converted into U.S. dollars.
Passive Foreign Investment Company
Special, generally unfavourable, U.S. federal income tax rules apply to U.S. Holders owning stock of a PFIC within the meaning of Section 1297 of the Code. A foreign corporation will be considered a PFIC for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look through” rules, either (1) at least 75 percent of its gross income is “passive” income (the “income test”) or (2) at least 50 percent of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). For this purpose, “passive income” generally includes, among other things, interest, dividends, rents, royalties, certain gains from the sale of stock and securities and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a non-U.S. corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of a trade or business. For purposes of determining whether a foreign corporation will be considered a PFIC, such foreign corporation will be treated as holding its proportionate share of the assets and receiving directly its proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25 percent (by value) of the stock. PFIC status is fundamentally factual in nature. It generally cannot be determined until the close of the taxable year in question and is determined annually.
The determination of PFIC status for any year is very fact specific, being based on the types of income we earn and the types and value of our assets from time to time, all of which are subject to change, as well as, in part, the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Additionally, the U.S. Treasury Department has not issued specific guidance on how the income and assets of a non-U.S. corporation such as us will be treated under the PFIC rules, including the treatment of royalties, streams and precious metal offtakes under such rules. Based upon advice from our tax advisors, we believe, on a more likely than not basis, that we were not a PFIC for our tax year ended December 31, 2021, and, based on our current and anticipated business activities and financial expectations, we expect, on a more likely than not basis that we will not be a PFIC for our current tax year and for the foreseeable future. If, contrary to our belief and expectation, we were classified as a PFIC in any year during which a U.S. Holder holds our Offered Shares, we generally will continue to be treated as a PFIC as to such U.S. Holder in all succeeding years that such U.S. Holder continues to hold our Offered Shares, regardless of whether we continue to meet the income or asset test discussed above, unless the U.S. Holder terminates this deemed PFIC status by making a “deemed sale” election.
If we were classified as a PFIC for any taxable year during which a U.S. Holder holds our Offered Shares, such U.S. Holder would generally be subject to increased tax liability (generally including an interest charge) upon the sale or other disposition of our Offered Shares or upon the receipt of certain distributions treated as “excess distributions”. An excess distribution generally would be the portion of any distributions to a U.S. Holder with respect to our Offered Shares during a single taxable year that is in total greater than 125% of the average annual distributions received by such U.S. Holder with respect to our Offered Shares during the three preceding taxable years or, if shorter, during such U.S. Holder’s holding period for our

Offered Shares. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the sale or other disposition of our Offered Shares ratably over its holding period for the Offered Shares. The amounts allocated to the taxable year of the excess distribution and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations in such taxable year, as appropriate, and an interest charge would be imposed on the amount allocated to that taxable year.
If we were classified as a PFIC, certain elections could be available to mitigate such consequences. If our Offered Shares are regularly traded on a registered national securities exchange or certain other exchanges or markets, then our Offered Shares will constitute “marketable stock” for purposes of the PFIC rules. We expect that our Offered Shares will constitute “marketable stock” for purposes of the PFIC rules. U.S. Holders that make a “mark-to-market election” with respect to such marketable stock would not be subject to the foregoing PFIC rules. After making such an election, a U.S. Holder generally would include as ordinary income each year during which the election is in effect and during which we are a PFIC the excess, if any, of the fair market value of Offered Shares at the end of the taxable year over the U.S. Holder’s adjusted tax basis in our Offered Shares. These amounts of ordinary income would not be eligible for the preferential tax rates applicable to qualified dividend income or long-term capital gains. A U.S. Holder with a mark-to-market election in effect also would be allowed to take an ordinary loss in respect of the excess, if any, of its adjusted tax basis in Offered Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income that was previously included as a result of the mark-to-market election). A U.S. Holder’s tax basis in Offered Shares would be adjusted to reflect any income or loss amounts resulting from a mark-to-market election. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless our Offered Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. Such mark-to-market election will not be available with respect to our subsidiaries. In the event that we are classified as a PFIC, U.S. Holders are urged to consult their own tax advisor regarding the availability of the mark-to-market election, and whether the election would be advisable in their particular circumstances.
If we were a PFIC for any tax year in which a U.S. Holder held Offered Shares, and such U.S. Holder had made a timely and effective election to treat us as a “qualified electing fund” (a “QEF Election”) for the first tax year of such U.S. Holder’s holding period in which we were classified as a PFIC, then such U.S. Holder generally would not be subject to the PFIC rules described in the preceding two paragraphs. Instead, such U.S. Holder would be subject to U.S. federal income tax on such holder’s pro rata share of (a) our net capital gain, which would be taxed as long-term capital gain to such U.S. Holder, and (b) our ordinary earnings, which would be taxed as ordinary income to such U.S. Holder. A QEF Election, once made, would be effective with respect to such U.S. Holder’s Offered Shares for all subsequent tax years in which we were treated as a PFIC, unless the QEF Election is invalidated or terminated or the IRS consents to revocation of the QEF Election. The QEF Election will not be available, however, if we do not provide the information necessary to make such an election. If we were classified as a PFIC, we do not expect to provide the information necessary to make a QEF Election, and thus, the QEF Election will not be available with respect to Offered Shares.
As discussed above in “Distributions,” notwithstanding any election made with respect to our Offered Shares, if we were a PFIC in either the taxable year of the distribution or the preceding taxable year, dividends received with respect to Offered Shares will not qualify for reduced rates of taxation.
In any year in which we were classified as a PFIC, a U.S. Holder generally will be required to file an annual report with the IRS containing certain information regarding such holder’s interest in us, subject to certain exceptions. A failure to satisfy such reporting requirement could result in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. Holder. The PFIC rules are complex, and each U.S. Holder is urged to consult its own tax advisor regarding the foregoing reporting requirements, the advisability of making a QEF Election or mark-to-market election, and any other tax consequences under the PFIC rules of acquiring, owning and disposing of our Offered Shares.
Net Investment Income Tax
Certain U.S. Holders who are individuals, estates or trusts, and whose income exceeds certain thresholds, are required to pay an additional 3.8 percent tax on their “net investment income,” which includes, among other items, dividends and net gain from the sale or other disposition of property (other than property held in certain trades or businesses). U.S. Holders who are individuals, estates or trusts are urged to consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our Offered Shares.
Information Reporting and Backup Withholding
Certain U.S. Holders are required to report information relating to an interest in our Offered Shares, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in our Offered Shares. Additionally, information reporting will apply to dividends paid to a U.S. Holder in respect of Offered Shares and the proceeds received by a U.S. Holder from the sale, exchange or other disposition of Offered Shares within the United States unless the U.S. Holder is an exempt recipient. A backup withholding tax may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders are urged to consult their tax advisors regarding information reporting requirements relating to their ownership of our Offered Shares.
PRIOR SALES
Other than as described below, during the twelve-month period before the date of this short form prospectus, the Corporation has not issued any other Common Shares or securities that are convertible into Common Shares.
Date	Type of Security Issued	Number of Securities	Issue Price Per Security
Stock Option Plan Exercise
March 8, 2021	Common Shares	1,333	$12.97
March 15, 2021	Common Shares	5,000	$13.38
March 18, 2021	Common Shares	132,600	$13.38
March 19, 2021	Common Shares	48,000	$13.38
March 22, 2021	Common Shares	41,454	$13.38
March 23, 2021	Common Shares	11,000	$13.38
April 6, 2021	Common Shares	4,563	$10.58
April 9, 2021	Common Shares	5,333	$12.97
April 12, 2021	Common Shares	10,000	$13.61
April 19, 2021	Common Shares	38,377	$13.10
April 19, 2021	Common Shares	20,000	$13.61
April 23, 2021	Common Shares	4,516	$13.62
April 23, 2021	Common Shares	10,000	$13.61
May 5, 2021	Common Shares	23,067	$12.97
May 5, 2021	Common Shares	9,667	$13.61
May 10, 2021	Common Shares	4,516	$13.93
May 10, 2021	Common Shares	20,000	$12.97
May 10, 2021	Common Shares	5,333	$13.61
May 11, 2021	Common Shares	36,667	$12.97
May 11, 2021	Common Shares	3,570	$12.19
May 14, 2021	Common Shares	2,667	$12.97

Date	Type of Security Issued	Number of Securities	Issue Price Per Security
May 14, 2021	Common Shares	10,533	$13.61
May 18, 2021	Common Shares	13,333	$12.97
May 18, 2021	Common Shares	9,817	$12.19
May 18, 2021	Common Shares	5,333	$13.61
May 19, 2021	Common Shares	2,667	$14.78
May 19, 2021	Common Shares	10,000	$16.66
May 19, 2021	Common Shares	2,034	$12.35
May 19, 2021	Common Shares	14,733	$12.97
May 19, 2021	Common Shares	2,677	$12.19
May 19, 2021	Common Shares	6,667	$13.61
May 19, 2021	Common Shares	19,167	$13.50
May 20, 2021	Common Shares	3,333	$12.97
May 20, 2021	Common Shares	3,334	$13.61
May 20, 2021	Common Shares	2,533	$13.50
May 27, 2021	Common Shares	10,000	$16.66
May 27, 2021	Common Shares	23,733	$12.97
May 27, 2021	Common Shares	6,333	$13.61
May 27, 2021	Common Shares	15,633	$13.50
May 28, 2021	Common Shares	10,000	$16.66
May 28, 2021	Common Shares	2,000	$12.97
May 28, 2021	Common Shares	8,925	$16.81
May 28, 2021	Common Shares	2,133	$13.61
May 28, 2021	Common Shares	2,667	$13.79
May 28, 2021	Common Shares	7,234	$13.50
May 31, 2021	Common Shares	2,667	$12.35
May 31, 2021	Common Shares	1,000	$12.97
May 31, 2021	Common Shares	2,000	$13.61
May 31, 2021	Common Shares	7,001	$13.50
June 1, 2021	Common Shares	10,000	$16.66
June 3, 2021	Common Shares	10,000	$16.66
June 3, 2021	Common Shares	6,667	$13.61
June 3, 2021	Common Shares	4,433	$13.50
June 4, 2021	Common Shares	3,333	$14.78
June 4, 2021	Common Shares	33,000	$16.66
June 4, 2021	Common Shares	7,140	$16.81
June 7, 2021	Common Shares	5,000	$16.66
June 8, 2021	Common Shares	7,000	$16.66
June 8, 2021	Common Shares	8,000	$12.35
June 8, 2021	Common Shares	10,000	$12.97
June 9, 2021	Common Shares	10,000	$16.66
June 10, 2021	Common Shares	5,000	$16.66
June 15, 2021	Common Shares	8,000	$16.66

Date	Type of Security Issued	Number of Securities	Issue Price Per Security
June 15, 2021	Common Shares	2,667	$12.97
June 16, 2021	Common Shares	2,283	$9.83
June 16, 2021	Common Shares	2,258	$13.93
June 16, 2021	Common Shares	2,258	$13.62
June 16, 2021	Common Shares	19,900	$16.66
June 17, 2021	Common Shares	2,280	$10.73
June 18, 2021	Common Shares	3,000	$13.61
June 21, 2021	Common Shares	2,667	$13.79
June 25, 2021	Common Shares	1,000	$13.50
June 25, 2021	Common Shares	1,333	$12.82
July 8, 2021	Common Shares	3,233	$13.50
November 15, 2021	Common Shares	2,738	$10.58
November 15, 2021	Common Shares	2,710	$13.93
November 15, 2021	Common Shares	2,710	$13.62
November 16, 2021	Common Shares	10,000	$13.41
November 16, 2021	Common Shares	8,925	$13.10
November 16, 2021	Common Shares	12,495	$12.19
November 18, 2021	Common Shares	3,570	$13.10
November 22, 2021	Common Shares	7,000	$13.41
November 23, 2021	Common Shares	7,400	$13.41
November 30, 2021	Common Shares	15,000	$13.10
December 3, 2021	Common Shares	24,270	$13.10
December 7, 2021	Common Shares	3,570	$13.10
January 21, 2022	Common Shares	2,856	$12.19
January 21, 2022	Common Shares	2,667	$13.50
January 28, 2022	Common Shares	6,667	$13.61
February 18, 2022	Common Shares	1,000	$13.50
February 22, 2022	Common Shares	1,670	$12.97
March 3, 2022	Common Shares	2,666	$13.79
March 3, 2022	Common Shares	2,000	$14.50
March 3, 2022	Common Shares	1,000	$12.70
March 7, 2022	Common Shares	10,000	$16.66
March 8, 2022	Common Shares	1,000	$13.50
Date	Type of Security Issued	Number of Securities	Issue Price Per Security
Dividend Reinvestment Plan
April 15, 2021	Common Shares	30,643	$14.67
July 15, 2021	Common Shares	21,747	$16.33
October 15, 2021	Common Shares	30,588	$14.39
January 14, 2022	Common Shares	29,929	$14.50

Date	Type of Security Issued	Number of Securities	Issue Price Per Security
Deferred Stock Unit Grant
March 1, 2021	Common Shares	15,900	$12.70
May 14, 2021	Common Shares	49,061	$16.46
Date	Type of Security Issued	Number of Securities	Issue Price Per Security
Payment of Deferred Stock Unit Plan (in shares)
May 14, 2021	Common Shares	16,540	$16.46
June 15, 2021	Common Shares	30,849	$18.08
Date	Type of Security Issued	Number of Securities	Issue Price Per Security
Employee Stock Purchase Plan
April 7, 2021	Common Shares	4,870	$13.84
September 16, 2021	Common Shares	3,925	$16.93
October 7, 2021	Common Shares	5,247	$14.26
January 6, 2022	Common Shares	4,809	$15.33
Date	Type of Security Issued	Number of Securities	Issue Price Per Security
Options Grant
March 1, 2021	Common Shares	658,300	$12.70
May 14, 2021	Common Shares	45,000	$16.46
June 25, 2021	Common Shares	55,400	$17.12
November 12, 2021	Common Shares	5,000	$16.71
Date	Type of Security Issued	Number of Securities	Issue Price Per Security
Payment of Restricted Stock Unit Plan (in shares)
March 1, 2021	Common Shares	15,351	$14.00
May 7, 2021	Common Shares	138,876	$16.10
May 17, 2021	Common Shares	13,942	$16.64
December 1, 2021	Common Shares	7,414	$15.61
December 31, 2021	Common Shares	23,892	$15.39
Date	Type of Security Issued	Number of Securities	Issue Price Per Security
Restricted Stock Unit Plan (Grant)
March 1, 2021	Common Shares	256,803	$12.70
May 14, 2021	Common Shares	15,255	$16.46
June 25, 2021	Common Shares	23,268	$17.12

TRADING PRICE AND VOLUME
The Common Shares are listed and posted for trading on the TSX and the NYSE under the symbol “OR”.
Common Shares
The following table sets forth the reported high and low prices (including intra-day prices) and the total volume of trading of the Common Shares on the TSX and the NYSE, respectively, for the periods indicated below.
	TSX			NYSE
	High	Low	Volume	High	Low	Volume
	($)	($)	(#)	(US$)	(US$)	(#)
2021
March	14.54	12.39	8,457,920	11.65	9.79	6,803,590
April	15.76	14.02	5,455,543	12.62	11.19	2,995,583
May	17.47	15.03	7,265,312	14.40	12.23	3,658,201
June	18.40	16.43	6,901,025	15.12	13.26	5,470,482
July	17.67	16.19	10,330,704	14.28	12.75	3,683,501
August	17.33	14.88	6,998,034	13.80	11.55	3,855,110
September	15.65	14.03	7,432,505	12.50	11.02	5,134,727
October	16.11	13.85	6,423,637	13.05	11.02	3,737,516
November	17.14	14.98	8,000,377	13.68	12.06	4,157,801
December	15.73	14.01	6,030,625	12.35	10.93	6,690,002
2022
January	15.51	13.60	7,827,677	12.38	10.64	5,498,391
February	16.35	13.89	6,654,061	12.81	10.94	5,583,086
March 1 to March 24	18.59	15.65	14,026,934	14.57	12.37	11,059,366
On March 24, 2022, the last trading day on the NYSE prior to the date of this short form prospectus, the closing price of the Common Shares was US$13.30. On March 24, 2022, the last trading day on the TSX prior to the date of this short form prospectus, the closing price of the Common Shares was $16.65.
Convertible Debentures
The Corporation’s convertible debentures (the “Debentures”) are listed on the TSX under the symbol “OR.DB”. The following table sets forth the price range and trading volume for the Debentures on the TSX, for the periods indicated:
	OR.DB
	High ($)	Low ($)	Volume (#)
2021
March	102.03	100.75	69,930
April	103.50	101.50	28,850
May	105.08	103.43	194,590
June	105.99	103.75	9,610
July	104.64	103.16	10,250
August	102.05	100.81	54,180
September	102.04	100.30	169,240

	OR.DB
	High ($)	Low ($)	Volume (#)
October	102.00	100.50	135,010
November	103.50	101.50	6,260
December	102.50	100.51	11,140
2022
January	101.56	100.51	4,850
February	101.78	100.08	17,650
March 1 to March 24	103.00	101.00	2,304,000
On March 24, 2022, the last complete trading day prior to the filing of this short form prospectus, the closing price of the Debentures on the TSX was $101.00.
RISK FACTORS
An investment in the Offered Shares, as well as the Corporation’s prospects, are speculative due to the risky nature of its business and the present stage of its development. Investors may lose their entire investment.
Investors should carefully consider the risk factors described below and under the heading “Risk Factors” in the AIF. The risks described below and in the AIF are not the only ones facing the Corporation. Additional risks not currently known to the Corporation, or that the Corporation currently deems immaterial, may also impair the Corporation’s operations. There is no assurance that risk management steps taken will avoid future loss due to the occurrence of the risks described below or other unforeseen risks. If any of the risks described below or in the AIF actually occur, the Corporation’s business, financial condition and operating results could be adversely affected. Investors should carefully consider the risks below and in the AIF and the other information elsewhere in this short form prospectus and consult with their professional advisors to assess any investment in the Offered Shares.
A positive return in an investment in the Offered Shares is not guaranteed.
There is no guarantee that an investment in the Offered Shares will earn any positive return in the short term or long term. An investment in the Offered Shares involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. An investment in the Offered Shares is appropriate only for investors who have the capacity to absorb a loss of some or all of their investment.
The Corporation has broad discretion to use the net proceeds from this Offering.
The Corporation intends to use the net proceeds from the Offering to achieve its stated business objectives as set forth under “Use of Proceeds”. The Corporation maintains broad discretion to spend the proceeds in ways that it deems most efficient. The application of the proceeds to various items may not necessarily enhance the value of the Offered Shares. The failure of the Corporation to apply the net proceeds as set forth under “Use of Proceeds”, or the failure of the Corporation to achieve its stated business objectives set forth in such section, could adversely affect the Corporation’s business and, consequently, could adversely affect the price of the Offered Shares on the open market.
The market price for the Offered Shares may fluctuate.
There can be no assurance that an active market for the Offered Shares will be sustained after the Offering. Securities markets have a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. It may be anticipated that any market for the Offered Shares will be subject to market trends generally and the value of the Offered Shares on the TSX and NYSE may be affected by such volatility in response to numerous factors. Factors unrelated to the financial performance or prospects of the Corporation include macroeconomic developments, and market perceptions of the attractiveness of particular industries. There can be no assurance that continued fluctuations in commodity prices will not occur. As a result of any of these factors, the market price of the securities of the Corporation at any given point in time may not accurately reflect the long term value of the Corporation.
The Corporation may not be able to raise additional funds.
The Corporation’s activities do have scope for flexibility in terms of the amount and timing of expenditure, and expenditures may be adjusted accordingly. Further operations will require additional capital and will depend on the Corporation’s ability to obtain financing through debt, equity, or other means. Following the completion of the Offering, along with cash on hand and amounts available to the Corporation pursuant to its Revolving Credit Facility, the Corporation believes that it has sufficient funds to conduct its operations for the foreseeable future; however there may be factors that result in the Corporation’s need to raise additional funds. The Corporation’s ability to meet its obligations and maintain operations may be contingent upon successful completion of additional financing arrangements. Although the Corporation has been successful in raising funds to date, there is no assurance that the Corporation will be successful in obtaining the required financing in the future or that such financing will be available on terms acceptable to the Corporation.
Purchasers of Offered Shares may experience dilution.
Additional financing needed to fund the Corporation’s acquisition strategy and the growth of its asset base, may require the Corporation to issue additional securities. The issuance of additional securities and the exercise of stock options and other convertible securities will result in dilution of the equity interests of any persons who are or may become holders of Common Shares.
The Corporation may be a “Passive Foreign Investment Company”, or PFIC, under applicable U.S. income tax rules.
If the Corporation were to constitute a PFIC for any year during a U.S. holder’s holding period, then certain potentially adverse U.S. federal income tax rules would affect the U.S. federal income tax consequences to such U.S. holder resulting from the acquisition, ownership and disposition of the Offered Shares.
The U.S. Treasury Department has not issued specific guidance on how the income and assets of a non-U.S. corporation such as the Corporation will be treated under the PFIC rules, including the treatment of royalties, streams and precious metal offtakes under such rules. Based upon advice from its tax advisors, the Corporation believes, on a more likely than not basis, that it was not a PFIC for its tax year ended December 31, 2021, and, based on its current and anticipated business activities and financial expectations, the Corporation expects, on a more likely than not basis that it will not be a PFIC for its current tax year and for the foreseeable future.
The determination as to whether a corporation is, or will be, a PFIC for a particular tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations and uncertainty. In addition, there is limited authority on the application of the relevant PFIC rules to entities such as the Corporation. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the views of the Corporation concerning its PFIC status. In addition, whether any corporation will be a PFIC for any tax year depends on its assets and income over the course of such tax year, and, as a result, the Corporation’s PFIC status for its current tax year and any future tax year cannot be predicted with certainty. Each U.S. holder should consult its own tax adviser regarding the PFIC status of the Corporation.
The Corporation’s production estimates, forecasts and outlook may not be accurate.
The Corporation prepares estimates, forecasts and outlook of future attributable production from the mining operations of the assets on which the Corporation holds a royalties, streams or other interests (“Mining Operations”) and relies on public disclosure and other information it receives from the owners, operators and independent experts of the Mining Operations to prepare such estimates, forecasts and outlook. Such information is necessarily imprecise because it depends upon the judgment of the individuals who operate the Mining Operations as well as those who review and assess the geological and engineering information. These production estimates and projections are based on existing mine plans and other assumptions with respect to the Mining Operations, which change from time to time, and over which the Corporation has no control, including the availability, accessibility, sufficiency and quality of ore, the costs of production, the operators’ ability to sustain and increase production levels, the sufficiency of infrastructure, the performance of personnel and equipment, the ability to maintain and obtain mining interests and permits and compliance with existing and future laws and regulations. Any such information is forward-looking and no assurance can be given that such production estimates and projections will be achieved. Actual attributable production may vary from the Corporation’s estimates, forecasts and outlook for a variety of reasons, including: actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; actual ore mined being less amenable than expected to mining or treatment; short-term operating factors relating to the ore reserves, such as the need for sequential development of orebodies and the processing of new or different ore grades; delays in the commencement of production and ramp up at new mines; revisions to mine plans; unusual or unexpected orebody formations; risks and hazards associated with the Mining Operations, including but not limited to cave-ins, rock falls, rock bursts, pit wall failures, seismic activity, weather related complications, fires or flooding or as a result of other operational problems such as production drilling challenges, power failures or a failure of a key production component such as a hoist, an autoclave, a filter press or a grinding mill; and unexpected labour shortages, strikes, local community opposition or blockades. Occurrences of this nature and other accidents, adverse conditions or operational problems in future years may result in the Corporation’s failure to achieve the production estimates, forecasts or outlook currently anticipated. If the Corporation’s production estimates, forecasts or outlook prove to be incorrect, it may have a material adverse effect on the Corporation.
The Corporation may not complete any announced transactions and acquired assets may expose the Corporation to exploration and development risk.
The Corporation is in the business of bidding for, and may acquire royalties, streams or other interests in respect of a variety of assets, including those that are based on properties that are speculative and there can be no guarantee that anticipated returns will be realized or, in relation to earlier stage projects, that mineable deposits will be discovered or developed.
The Corporation is engaged in the business to acquire royalties, streams and other interests in mining assets. From time to time the Corporation may enter into binding transactions to acquire, or create through investments, such assets. There can be no assurances the Corporation will successfully complete any announced transactions as a variety of conditions may exist that need to be waived or satisfied prior to completion. There can be no certainty that proposed benefits of transactions to acquire such assets will be realized as anticipated.
Certain of the assets acquired by the Corporation involve exposure to exploration and development risks.
Exploration for metals and minerals is a speculative venture necessarily involving substantial risk. There is no certainty that the expenditures made by the operator of any given project will result in discoveries of commercial quantities of minerals on lands where the Corporation holds royalties, streams or other interests.
If mineable deposits are discovered, substantial expenditures are required to establish reserves through drilling, to develop processes to extract the resources and, in the case of new properties, to develop the extraction and processing facilities and infrastructure at any site chosen for extraction. Although substantial benefits may be derived from the discovery of a major deposit, no assurance can be given that resources will be discovered in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on terms acceptable to the operator or at all. Although, in respect of these properties, the Corporation intends to only hold royalties, streams or other interests and not be responsible for these expenditures, the operator may not be in a financial position to obtain the necessary funds to advance the project.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
In addition to the documents specified in this short form prospectus under “Documents Incorporated by Reference,” the underwriting agreement described in this short form prospectus, the consents of auditors, Guy Desharnais, Ph.D., P.Geo, Leonardo de Souza, MAusIMM (CP), and legal counsel, and the powers of attorney from the directors and certain officers of the Corporation have been or will be filed with the SEC as part of the registration statement of which this short form prospectus forms a part.
LEGAL MATTERS
Certain legal matters relating to the Offering and this prospectus will be passed upon by Bennett Jones LLP, with respect to Canadian law, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, with respect to United States law, on behalf of the Corporation, and Osler, Hoskin & Harcourt LLP, with respect to Canadian law and Skadden, Arps, Slate, Meagher & Flom LLP, with respect to certain United States legal matters on behalf of the Underwriters.
INTERESTS OF EXPERTS
Guy Desharnais, Ph.D., P.Geo, has reviewed and approved certain scientific and technical information as set out herein in relation to the Corporation and is named in the AIF as having reviewed and approved certain scientific and technical information as set out under the heading “Material Mineral Projects — The Canadian Malartic Royalty” with respect to the Canadian Malartic Royalty, in the AIF.
Leonardo de Souza, MAusIMM (CP), is named in the Annual MD&A as having reviewed and approved certain scientific and technical information as set out in the mineral resource estimate table entitled “San Antonio Gold Project Mineral Resource Estimate”, under the heading “Mining Exploration / Development Activities” in the Annual MD&A.
As of the date hereof, Dr. Guy Desharnais, Ph.D., P.Geo, holds (i) 5,046 Common Shares, (ii) 59,700 options to purchase Common Shares, and (iii) 21,465 restricted share units.
As of the date hereof, Leonardo de Souza, MAusIMM (CP), holds (i) 28,211 options to purchase Common Shares, and (ii) 5,122 restricted share units.
As of the date hereof, the partners and associates of each of Bennett Jones LLP and Osler, Hoskin & Harcourt LLP, each as a group, own, directly or indirectly less than 1% of the outstanding Common Shares.
AUDITORS, TRANSFER AGENT AND REGISTRAR
The auditors of the Corporation are PricewaterhouseCoopers LLP, a partnership of Chartered Professional Accountants, located at 1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Québec, Canada H3B 4Y1. PricewaterhouseCoopers LLP has confirmed that it is independent of the Corporation within the meaning of the code of ethics of chartered professional accountants (Quebec) and within the meaning PCAOB Rule 3520, Auditor Independence.
The transfer agent and registrar for the Common Shares is AST Trust Company (Canada), which is located at 2001 Robert-Bourassa, Suite 1600, Montréal, Québec, Canada H3A 2A6, where transfers of Osisko’s securities may be recorded.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Indemnification of Directors and Officers
Under the Québec Business Corporations Act (the “QBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful (the “Indemnity Conditions”). The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and they fulfill the Indemnity Conditions. The Registrant may advance moneys to the individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the Indemnity Conditions.
The by-laws of the Registrant provide that the Registrant may, subject to the QBCA, purchase and maintain insurance for the benefit of any director, officer, or certain other persons as set out above, against any liability incurred by them in their capacity as a director or officer of the Registrant or an individual acting in a similar capacity of the Registrant or of another body corporate where he or she acts or acted in that capacity at the Registrant’s request. The Registrant has purchased third party director and officer liability insurance. In addition, the Registrant has entered into indemnity agreements with its directors.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.
The exhibits listed in the exhibit index, appearing elsewhere in this Registration Statement, have been filed as part of this Registration Statement.

II-1

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1.   Undertaking
The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2.   Consent to Service of Process
A written Appointment of Agent for Service of Process and Undertaking on Form F-X for the Registrant and its agent for service of process was filed concurrently with the initial filing of this Registration Statement.
Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement on Form F-10.

III-1

EXHIBIT INDEX
Exhibit Number	Description
3.1	Underwriting Agreement.
3.2*	Term Sheet.
4.1*	Annual information form of the Registrant for the financial year ended December 31, 2021, dated March 17, 2022.
4.2*
Audited consolidated financial statements of the Registrant as at and for the years ended December 31, 2021 and December 31, 2020, together with the notes thereto and the auditors’ report thereon (the “Annual Financial Statements”), dated February 24, 2022.

4.3*	Management’s discussion and analysis of the Registrant relating to the Annual Financial Statements, dated February 24, 2022.
4.4*	Management information circular of the Registrant dated March 29, 2021, distributed in connection with the annual meeting of shareholders of the Registrant held on May 12, 2021.
4.5	Material change report of the Registrant dated March 22, 2022.
5.1	Consent of PricewaterhouseCoopers LLP.
5.2*	Consent of Guy Desharnais, Ph.D., P.Geo.
5.3*	Consent of Leonardo de Souza, MAusIMM (CP)
5.4*	Consent of Bennett Jones LLP.
5.5*	Consent of Osler, Hoskin & Harcourt LLP.
6.1*	Powers of Attorney (included on page III-4 of the initial Registration Statement).
107*	Filing Fee Table.

*
Previously filed.

III-2

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Québec, on March 25, 2022.
OSISKO GOLD ROYALTIES LTD
By:	/s/ Frédéric Ruel Name: Frédéric Ruel Title: Chief Financial Officer and Vice President, Finance

III-3

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.
Signature	Capacity	Date
/s/ Sandeep Singh Sandeep Singh	President, Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2022
/s/ Frédéric Ruel Frédéric Ruel	Chief Financial Officer and Vice President, Finance (Principal Financial and Accounting Officer)	March 25, 2022
* Sean Roosen	Executive Chair of the Board of Directors	March 25, 2022
* Joanne Ferstman	Lead Director	March 25, 2022
* John R. Baird	Director	March 25, 2022
* Christopher C. Curfman	Director	March 25, 2022
* Candace MacGibbon	Director	March 25, 2022
* Pierre Labbé	Director	March 25, 2022
* William Murray John	Director	March 25, 2022
* Charles E. Page	Director	March 25, 2022
*By:	/s/ André Le Bel Name: André Le Bel Title: Attorney-in-fact

III-4

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 2 to the Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on March 25, 2022.
Osisko Mining (USA) Inc.
By:	/s/ André Le Bel Name: André Le Bel Title: Secretary

III-5